Exhibit 99.1

     Sovereign Announces Final Election Results for First Essex Acquisition


    PHILADELPHIA, Feb. 17 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank") announced today the final election results for holders of First Essex Bancorp, Inc. ("First Essex") common stock in connection with Sovereign's acquisition of First Essex, which was completed on Friday, February 6, 2004.

    First Essex stockholders were given the option to elect to receive cash, shares of Sovereign common stock or a combination of cash and shares of Sovereign stock. Holders of 95.7% of the outstanding shares of First Essex common stock made valid elections prior to the election deadline. 99.42% of the shares of First Essex common stock for which valid elections were received prior to the election deadline made an election to receive Sovereign common stock and 0.58% made an election to receive cash. Under the terms of the Merger Agreement dated and as described in the Proxy Statement/Prospectus, 50% of the outstanding shares of First Essex common stock will receive cash consideration and 50% will receive consideration in the form of Sovereign common stock in exchange for shares of First Essex common stock. Accordingly, approximately 52.6% of the shares owned by holders of the First Essex common stock who made a valid election to receive Sovereign common stock will receive Sovereign common stock and approximately 47.4% of the shares owned by holders of First Essex common stock who made a valid election to receive Sovereign common stock will instead receive $48.00 in cash. Holders of First Essex shares of common stock who made (i) an election to receive cash or (ii) did not make a valid election prior to the election deadline will receive $48.00 in cash for each share of First Essex common stock that they own. This means that Sovereign will issue approximately 12,688,291 shares of common stock and pay $208.2 million for all of First Essex's outstanding shares of common stock.

    The First Essex acquisition has added eleven full-service banking offices in northern Massachusetts, nine full-service banking offices in southern New Hampshire and $1.7 billion in assets and $1.3 billion in deposits to Sovereign Bank's franchise.

    Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $45 billion financial institution with 535 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign Bank is one of the top 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.



SOURCE  Sovereign Bancorp, Inc.
    -0-                             02/17/2004
    /CONTACT: FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz@sovereignbank.com, all of Sovereign Bancorp/
    /Web site:  http://www.sovereignbank.com /
    (SOV)

CO:  Sovereign Bancorp, Inc.; First Essex Bancorp, Inc.
ST:  Pennsylvania, Massachusetts, New Hampshire
IN:  FIN
SU:  TNM